Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

Cell Therapeutics Provides Additional Information on

Pixantrone Pediatric Investigation Plan (PIP) at CONSOB’s Request

SEATTLE, August 17, 2010—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTA: CTIC) provides the following information at CONSOB’s request pursuant to Article 114, paragraph 5, of the Legislative Decree no. 58/1998.

The validation of the Pediatric Investigation Plan (“PIP”) for pixantrone is part of the PIP assessment process in which the European Medicines Agency (the “EMEA”) reviews the PIP application and verifies that the PIP application is complete and the contents meet the EMEA’s requirements for filing. Following the validation, the EMEA Pediatric Committee (the “PDCO”) will review and comment or approve the contents of PIP. According to the general timeline of the EMEA’s PIP review process, if the EMEA has comments to the PIP, CTI would anticipate receiving them 30 days after the EMEA’s validation of the PIP application. Based on the EMEA’s expected timeline, CTI would then expect the PDCO to reach an opinion 60 days after validation of the PIP application. If the PIP is approved, CTI would then submit the Marketing Authorization Application (“MAA”) for pixantrone to the EMEA. CTI expects to be able to submit the MAA during the second half of 2010.

About Pixantrone

Pixantrone is a novel aza-anthracenedione that has distinct structural and physio-chemical properties that make its anti-tumor activity unique in this class of agents. Similar to anthracyclines, pixantrone inhibits Topo-isomerase II but unlike anthracyclines—rather than intercalation with DNA—pixantrone alkylates DNA—forming stable DNA adducts, with particular specificity for CpG rich, hyper-methylated sites. These structural differences resulted in significantly enhanced anti-lymphoma activity compared to doxorubicin in preclinical models. In addition, the structural motifs on anthracycline-like agents that are responsible for the generation of oxygen free radicals and the formation of toxic drug-metal complexes have also been modified in pixantrone to prevent the binding of iron and perpetuation of superoxide production—both of which are the putative mechanism for anthracycline induced acute cardiotoxicity. These novel pharmacologic differences may allow re-introduction of anthracycline like potency in the treatment of relapsed/refractory aggressive lymphoma without unacceptable rates of cardiotoxicity.

www.CellTherapeutics.com

Page 2 of 2	PIP Validation Release

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit http://www.celltherapeutics.com/.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective and/or less toxic and effective for the treatment of relapsed or refractory, aggressive NHL and/or other tumors as determined by the EMEA, that the EMEA may not accept the PIP, that CTI cannot guarantee the timing or outcome of PDCO’s opinion or the EMEA’s review of the PIP application or response to CTI, that CTI may not file the MAA later this year, that CTI’s MAA may not be approved by the EMEA by next year, that the current plans for the pediatric program may change, that the pediatric program may not determine the comparative safety and effectiveness of pixantrone compared to doxorubicin in pediatric lymphoid cancers, and CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

Medical Information Contact:

T: 800.715.0944

E: info@askarm.com

www.CellTherapeutics.com